Exhibit 99.01

         Elamex Announces Fourth-Quarter and Year-End Financial Results


                        Outlines Key Initiatives for 2004



      EL PASO, Texas, Feb. 29 /PRNewswire-FirstCall/ -- Elamex S.A. de C.V. (Nasdaq: ELAM), a diversified manufacturing services company with food, plastics and metals operations and real estate holdings in Mexico and the United States, today announced financial results for the fourth quarter and year ended December 31, 2003. The Company also provided insight into its key 2004 initiatives.



      Fourth Quarter Results


      As detailed below under "Financial Reporting for Precision Tool, Die and Machine Company," operations through December 19th, 2003 are comprised of the Food Products segment (Franklin Connections), the Metal Stamping segment (Precision) and Shelter Services. No Precision revenues or expenses occurring subsequent to December 19, 2003 are reflected in the Elamex consolidated statement of operations. The Company also has a 50.1% investment in Qualcore, an unconsolidated joint venture that manufactures plastics and metal parts.


      Fourth quarter consolidated net sales totaled $38.0 million compared with $43.0 million for the fourth quarter of 2002. The Food Products segment represented $21.3 million, or 56%, of fourth-quarter 2003 consolidated net sales, compared with $19.5 million, or 45%, of consolidated net sales for the fourth quarter of 2002. The Metal Stamping segment represented $16.1 million, or 42% of fourth quarter net sales, compared with $18.9 million, or 44% in the 2002 fourth quarter. Shelter Services generated $3.7 million in fourth-quarter 2003 net sales, a year-over-year decrease of 52%, due primarily to the divestiture of the majority of this business segment during the second quarter of 2003. There were $3.1 million of intersegment sales between Food Products and Shelter Services that were eliminated in consolidated net sales for the fourth quarter of 2003.


      Gross profit was $5.5 million, or 15% of sales, for the fourth quarter of 2003, compared with gross profit of $5.6 million or 13% of sales for the fourth quarter of 2002. Total operating expenses were $25.2 million compared with $6.3 million for the fourth quarter of 2002. Total operating expenses for the fourth quarter included a $17.8 million impairment of long-lived assets, comprised of a $13.2 million expense at Precision in recognition of the impairment of long-lived assets and an expense of $4.5 million recorded at the parent company level for the impairment of Precision goodwill.


      The $17.8 million impairment of long-lived assets and the $1.1 million accounting for equity in losses of unconsolidated subsidiaries contributed to a net loss of $23.7 million, or $3.15 per basic and diluted share, for the fourth quarter of 2003 compared to a net loss of $1.9 million, or $0.25 per basic and diluted share, in the fourth quarter of 2002. In addition to the impairments cited above, losses from manufacturing operations at Precision also contributed to the Company's overall operating loss and net loss.



      Financial Reporting for Precision Tool, Die and Machine Company


      In December 2003, Elamex announced that its board of Directors had authorized the sale of Precision Tool, Die and Machine Company ("Precision"), the company's Metal Stamping segment, which filed for Chapter 11 protection on December 19, 2003.


      Neither Elamex nor any of its subsidiaries or affiliates have guaranteed any of the obligations of Precision.


      As a consequence of seeking protection under bankruptcy laws, and in view of the specific pattern of facts in this situation, accounting rules require that Precision results of operations are included in the consolidated results of operations for Elamex and subsidiaries only through December 19, 2003. Thereafter, earnings or losses of Precision are recognized in accordance with the equity method of accounting, as defined by generally accepted accounting principles. Accordingly, no Precision revenues or expenses occurring subsequent to December 19, 2003, are reflected in the Elamex consolidated statement of operations. Management expects that no future losses will be recognized in connection with Precision because the parent company's investment in this subsidiary has been reduced to zero.


      The equity method also defines the balance sheet presentation of Precision. As of December 31, 2003, the net amount of Elamex's investment in Precision is zero, excluding Precision entirely from the consolidated balance sheet as of that date. Precision continues to be included in the consolidated balance sheets of Elamex and it subsidiaries for periods prior to December 31, 2003.



      2003 Results


      The Company reported a net sales increase of 17% to $157.3 million in the fifty-two weeks ended December 31, 2003 from $134.3 million for 2002. The
Food Products segment represented $75.6 million or 48% of 2003 consolidated net sales, compared with $33.2 million, or 25% of consolidated net sales for the prior year. The Metal Stamping segment represented $71.0 million, or 45% of 2003 consolidated net sales, compared to $75.3 million, or 56%, of consolidated net sales in 2002. Shelter Services generated $25.7 million in 2003 net sales, a year-over-year decrease of 19%, due primarily to the divestiture of the majority of this business segment during the second quarter of 2003. There were $15.1 million of intersegment sales between Food Products and Shelter Services that were eliminated in 2003 consolidated net sales. Elamex acquired the Food Products segment on July 18, 2002, and the revenues and expenses occurring prior to June 28, 2002 are not included in the Elamex consolidation.


      Gross profit was $17.9 million, or 11% of sales, for the 2003 year, compared with gross profit of $14.1 million or 11% of sales for 2002. Total operating expenses were $46.6 million compared with $15.4 million for 2002. Operating loss increased to $28.7 million from $1.3 million in 2002. Net loss for the 2003 year totaled $34.6 million, or $4.61 per basic and diluted share, compared to a net loss of $6.0 million, or $0.84 per basic and diluted share, in 2002. The increase in the operating loss and in the net loss is primarily caused by the losses of the Metal Stamping segment, as described above. Also during 2003, an expense of $3.5 million was recognized in the first quarter in connection with goodwill for the Metal Stamping Segment, and an expense of $2.3 million was recorded to provide a realization reserve for certain tax assets recorded in prior periods in connection with operating losses in Mexico.



      Financial Condition


      At December 31, 2003, the Company had cash and cash equivalents totaling $2.3 million and total assets of $67.7 million. Long-term debt and capital leases, excluding current portion, totaled $17.1 million at December 31, 2003, and stockholders' equity totaled $31.0 million.



      Key Initiatives for 2004


      "Clearly, 2003 was a year of challenge and a year of change as we made the decision to reposition our business portfolio," Elamex President and Chief Executive Officer Richard P. Spencer said. "We have shifted our focus to our Food Products Segment which offers the most attractive opportunities for future. Elamex and its joint-venture partner will continue to actively pursue strategic options for the Qualcore business".


      "During 2003 the Franklin Sunrise Candy Division made significant progress in securing its private label candy business with some of the largest grocery chains and retailers in the United States. Regarding the Azar Nut group within our Food Services Segment, Spencer further commented, "This group continues to add new products that are helping to attract new customers and grow existing accounts. This group does not just market food product items, but develops menu offerings for all types of eateries using Franklin products. The sales and marketing strategy is one of the many reasons the Azar Nut group within our Food Service Segment was recently named the 10th best supplier to SYSCO."


      Looking ahead, Spencer intends to focus on the execution and implementation of its growth initiatives at Franklin. These initiatives include:


     * Continue to build on existing revenue momentum. Comparing full-year 2003 to full-year 2002, Franklin net sales increased 16.7 million, or 28%.
     * Improve the profit margin structure. Comparing full-year 2003 to full-year 2002, Franklin gross profit increased $5.4 million, or 45%.
     * Expand contract manufacturing of food products. Franklin added two new projects and expanded an existing project.
     * Continue the ongoing process of sizing operating expenses to revenues. Comparing full year 2003 to full year 2002, Franklin operating expenses as a percent of net sales were 22% compared to 26% in 2002.

    About Elamex


      Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of food items related to its candy manufacturing and nut packaging operations, and metal and plastic parts for the appliance and automotive industries. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities. As a value added provider, Elamex's key business objectives include superior customer satisfaction, long-term supplier relationships and employee growth and development, with the ultimate goal of continuously building shareholder value.



      Press releases by Elamex may include forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's periodic filings with the Securities and Exchange Commission, including its Form 10-Q filing with the Securities and Exchange Commission for the period ended October 3, 2003. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially.


    ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
    CONSOLIDATED CONDENSED BALANCE SHEETS
    (IN THOUSANDS OF U.S. DOLLARS)
    (Unaudited)

                                          December 31, 2003  December 31, 2002
    Assets

    Current assets                                $22,051          $ 45,906
    Property, plant and equipment, net             39,956            69,979
    Other assets, net                               5,696            18,616
                                                  $67,703          $134,501

    Liabilities and Stockholders' Equity

    Current liabilities                           $19,535          $ 32,407
    Long-term debt and liabilities                 17,140            36,429
      Total liabilities                            36,675            68,836

    Stockholders' equity                           31,028            65,665
                                                  $67,703          $134,501


    ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
    CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
    (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE DATA)
    (UNAUDITED)


                               13 Weeks ended          52 Weeks ended
                         December 31, December 31, December 31, December 31,
                             2003         2002        2003          2002

    Net sales              $37,967     $ 42,973     $157,250     $134,269
    Cost of sales           32,431       37,375      139,336      120,142
     Gross profit            5,536        5,598       17,914       14,127

    Operating expenses:
    General and
     administrative          3,192        2,013        8,787        7,092
    Selling                  1,831        2,039        7,009        4,179
    Distribution             2,424        2,236        9,463        4,149
    Impairment of long
     lived assets           17,775                    21,355
      Total operating
       expenses
                            25,222        6,288       46,614       15,420
      Operating loss       (19,686)        (690)     (28,700)      (1,293)

    Other (expense) income:
    Interest income             --           19           14          506
    Interest expense          (920)        (913)      (3,517)      (2,280)
    Equity in losses of
     unconsolidated
     subsidiaries           (1,090)        (396)      (2,107)      (1,125)
    Gain on sale of certain
     shelter operations         --                     1,680
    Other, net                (403)        (974)         441       (1,533)
     Total other expense    (2,413)      (2,264)      (3,489)      (4,432)

    Loss before income
     taxes and cumulative
     effect of change in
     accounting principle  (22,099)      (2,954)     (32,189)      (5,725)

    Income tax provision
     (benefit)               1,555       (1,095)       2,419         (561)

    Loss before cumulative
     effect of change in
     accounting principle  (23,654)      (1,859)     (34,608)      (5,164)

    Cumulative effect of
     change in accounting
     principle, net of tax      --                        --          853

    Net loss             $ (23,654)    $ (1,859)    $(34,608)     $(6,017)

    Other comprehensive
     income, net of
     income tax benefit                    $518                      $379

    Comprehensive loss     (23,654)      (1,341)     (34,608)      (5,638)

    Net loss per share,
     basic and diluted
     before cumulative
     effect of change in
     accounting principle   $(3.15)      $(0.25)     $ (4.61)      $(0.72)
    Cumulative effect of
     change in accounting
     principle net of tax                                           (0.12)
    Net loss per share,
     basic and diluted      $(3.15)      $(0.25)     $ (4.61)      $(0.84)
    Shares used to compute
     net loss per share,
     basic and diluted   7,502,561    7,510,762    7,505,257    7,188,431



SOURCE  Elamex
    -0-                             02/29/2004
    /CONTACT: Sam Henry, Chief Financial Officer of Elamex, +1-915-298-3071, sam.henry@elamex.com; or Moira Conlon of Financial Relations Board, +1-310-407-6524, mconlon@financialrelationsboard.com, for Elamex /
    /Web site:  http://www.elamex.com /
    (ELAM)

CO:  Elamex
ST:  Texas
IN:  REA RLT FOD CHM MNG AUT
SU:  ERN